EXHIBIT 99.1

MGP Ingredients to Webcast Annual Meeting May 31, 2012

ATCHISON, Kan., May 22, 2012 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc. (Nasdaq:MGPI) today announced that the company will host a webcast of its Annual Meeting of Stockholders to be held Thursday, May 31, 2012 beginning at 10:00 a.m. (central time) at the Benedictine College Ferrell Academic Center, 1020 North 2nd Street, Atchison, Kansas.

Persons may listen to the annual meeting and view a simultaneous presentation live via a link on the company's investor section of its website, http://ir.mgpingredients.com. Interested individuals are encouraged to access the link to the webcast meeting 15 minutes prior to its commencement to ensure the availability of the necessary audio software. An archived edition of the meeting will be available for three months following the meeting via the same link.

The meeting will include a welcome and comments from MGP Board Chairman John Speirs, followed by the completion of all items previously provided to stockholders including election of two Group A Directors, one Group B Director, ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for 2012, and advisory approval of the compensation of the Company's named executive officers.

Following adjournment of the stockholders' meeting, a presentation by Tim Newkirk, president and chief executive officer will be given. The presentation will include a review of financial highlights from the six-month transition period July 1, 2011 through December 31, 2011.

About MGP Ingredients, Inc.

In business since 1941, MGP Ingredients, Inc. has pioneered food science innovation and the production of value-added, grain-based starches, proteins and food-grade alcohol products for the branded packaged goods industry. The Company's facilities in Atchison, Kan., Onaga, Kan, and at its newest site located in the adjoined towns of Lawrenceburg and Greendale, Ind., are dedicated to utilizing the latest technologies to assure the highest quality products and superior customer service. For more information, visit www.mgpingredients.com.

CONTACT: Marta Myers, 913.367.1480
         marta.myers@mgpingredients.com